Exhibit 99.1

RiceBran Technologies Completes Acquisition of H&N Distribution

H&N Acquisition Expected to be Immediately Accretive while Driving USA Segment Sales Growth and Margin Improvement

SCOTTSDALE, Ariz., January 7, 2014 – RiceBran Technologies (NASDAQ: RIBT and RIBTW) (the “Company” or “RBT”), a global leader in the production and marketing of value added products derived from rice bran, today announced the completion of the acquisition of Irving, Texas-based H&N Distribution, Inc. (“H&N”) effective January 2, 2014.

H&N is a formulator and co-packer of healthy and natural products for the direct marketing, internet sales and retail distribution markets both domestically and internationally.  H&N serves the natural products, nutritional supplement, and nutraceutical and functional food (“NFF”) sectors.  The acquisition and integration of H&N’s product development and packaging capabilities is part of RBT’s strategic plan to vertically integrate its business in order to leverage its proprietary and patented family of rice bran derivative ingredients.  With this acquisition, RBT is now capable of providing a broad range of higher margin finished product solutions for customers in retail, direct-to-consumer and multi-level marketing channels. RBT sees the acquisition being immediately accretive to the Company.

RBT purchased 100% of the issued and outstanding shares of H&N for $5,250,000 that included payments of $2,000,000 in cash and $3,250,000 in promissory notes. RBT may satisfy its obligations under the promissory notes by paying cash or by issuing common stock at the market price, but at a price no less than $6 per share and no more than $12 per share.  As part of the acquisition, H&N’s founder and CEO Mr. Mark McKnight entered into a five (5) year employment contract with RBT to become Senior Vice President of Contract Manufacturing and a member of RBT’s Senior Management Committee.  Mr. McKnight will also assume the newly created position of President of RBT’s H&N subsidiary.

W. John Short, CEO & President of RBT commented “The acquisition of H&N is a transformational transaction for our Company in a number of ways.  It will have the effect of immediately and significantly increasing revenues and improving gross profit margins in our USA Segment.  In addition, this acquisition not only  positions RBT to significantly increase sales in the high margin Nutraceutical and Functional Food market, it also brings a master formulator, consummate sales professional and experienced business manager to our senior team in Mark McKnight.  Throughout the due diligence period, Mark’s product knowledge and customer contacts, coupled with his ability to seamlessly work as part of our senior management group, have already provided a basis for new product development and product launches as we move into the new year.  Our prospects for 2014 and beyond are significantly improved by the acquisition of H&N and the integration of Mark into our senior team.”

Additional information can be found in the Company’s current report on Form 8-K  filed with the Securities and Exchange Commission on January 7, 2014.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran Technologies' expectations regarding increased sales in the nutraceutical and functional foods market, new product development and launches, improvements in revenue and gross profit margin in our USA Segment and improved prospects in 2014 and beyond. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties.  RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies' filings with the Securities and Exchange Commission, including its most recent periodic reports.

About RiceBran Technologies

RiceBran Technologies is a human food ingredient and animal nutrition company focused on the procurement, bio-refining and marketing of numerous products derived from rice bran. Rice Bran Technologies has proprietary and patented intellectual property that allows us to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious human food ingredient and animal nutrition products. Our target markets are human food ingredients and animal nutrition manufacturers and retailers, as well as natural food, functional food and nutraceutical supplement manufacturers and retailers, both domestically and internationally. More information can be found in our filings with the SEC and by visiting our website at www.ricebrantech.com .

Investor Contact:
Ascendant Partners, LLC
Fred Sommer
+(732)410-9810
fred@ascendantpartnersllc.com